Exhibit 10.6

HOUSTON WIRE & CABLE COMPANY

2006 STOCK PLAN

FORM OF EMPLOYEE
STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (this “Agreement”) by and between [NAME] (“Recipient”) and Houston Wire & Cable Company (the “Company”) is made and entered into as of this [DAY] day of [MONTH & YEAR] (the “Grant Date”).

R E C I T A L S:

A. The Company maintains the Houston Wire & Cable Company 2006 Stock Plan (as amended from time to time, the “Plan”). The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).

B. Pursuant to the Plan, the terms of which are hereby incorporated by reference, the Committee has granted to Recipient a stock award without consideration from Recipient (the “Stock Award”), and in connection therewith Recipient and the Company desire to enter into this Agreement setting forth the restrictions, terms and conditions of such Stock Award.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, Recipient and the Company agree as follows:

Article I
GRANT OF RESTRICTED STOCK

1.1 Grant of Common Stock. Subject to the terms and conditions set forth in the Plan and the restrictions, terms and conditions set forth in this Agreement, the Company hereby grants and conveys to Recipient, and Recipient hereby accepts, a Stock Award of [NUMBER OF SHARES] shares of its common stock, par value $0.001 (the “Restricted Stock”).

1.2 Delivery of Certificates; Dividends.

(a) The certificates representing the shares of Restricted Stock granted hereunder shall be issued in Recipient’s name and shall be held by the Secretary of the Company and delivered to Recipient if and when the shares vest pursuant to Article II. At such time, the Secretary of the Company shall deliver promptly to Recipient the certificate or certificates evidencing the shares that then become vested.

(b) All dividends and other distributions payable with respect to the unvested shares of Restricted Stock shall be accrued by the Company and paid to Recipient on the vesting date (if any) of the particular shares with respect to which the dividends have accrued. Recipient shall have full rights to vote all shares of Restricted Stock held by the Company and, except as provided in the preceding sentence, all other rights and obligations of a Company stockholder with respect to such shares.

1.3 Section 83(b) Election. Recipient may make an election pursuant to Section 83(b) of the Internal Revenue Code (“Section 83(b)”) to recognize income with respect to the Restricted Stock before the Restricted Stock vests by filing an election with the Internal Revenue Service. Recipient acknowledges that such election, if Recipient chooses to make it, must be filed within 30 days after the Grant Date. RECIPIENT SHOULD CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE SHARES AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE SECTION 83(b) ELECTION. RECIPIENT ACKNOWLEDGES THAT IT IS THE SOLE RESPONSIBILITY OF RECIPIENT, AND NOT THE COMPANY, TO FILE A TIMELY SECTION 83(b) ELECTION SHOULD RECIPIENT, AFTER CONSULTING WITH HIS OR HER TAX ADVISOR, DECIDE TO MAKE ONE.

1.4 Nontransferability. Except as set forth in Section 10 of the Plan, none of the shares of Restricted Stock shall be sold, pledged, encumbered or otherwise transferred until such shares vest in accordance with Section 2.1.

Article II
VESTING AND FORFEITURE

2.1 Vesting. The shares of Restricted Stock shall be subject to forfeiture until such time (if any) as they vest.

[FOR TIME-BASED VESTING]

(a) The shares of Restricted Stock shall vest as follows:

(i) [PERCENTAGE OF SHARES] (__%) of the shares of Restricted Stock shall vest on [DATE].

(ii) [PERCENTAGE OF SHARES] (__%) of the shares of Restricted Stock shall vest on [DATE].

(iii) [PERCENTAGE OF SHARES] (__%) of the shares of Restricted Stock shall vest on [DATE].

(iv) [PERCENTAGE OF SHARES] (__%) of the shares of Restricted Stock shall vest on [DATE].

(v) [PERCENTAGE OF SHARES] (__%) of the shares of Restricted Stock shall vest on [DATE].

[FOR PERFORMANCE-BASED VESTING]

(a) After the end of the [DURATION]-year performance period that begins [DATE] and ends [DATE], the Company’s [MEASURE] for the [DURATION]-year period will be compared to the target of $[TARGET]. The shares of Restricted Stock shall vest as follows:

Level of Attainment of [TARGET]	% of Stock Award that Vests
less than __%	0%
__%	__%
___% or more	___%

Attainment of the operating income target at between __% and ___% shall result in vesting of a portion of the Stock Award calculated on a straight line basis between ___% and ____.

(b) Notwithstanding the foregoing, 100% of the shares of Restricted Stock shall immediately and fully vest upon the occurrence of a Change in Control.

2.2 Forfeiture of Restricted Stock. Any unvested shares of Restricted Stock shall be forfeited to the Company upon termination of Recipient’s employment with the Company and all subsidiaries for any reason. [The foregoing provision of this Section 2.2 shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by Recipient and the Company, and the provisions in such employment or severance agreement concerning the vesting of Restricted Stock shall supersede any inconsistent or contrary provision of this Section 2.2.]

2.3 Effect of Forfeiture. In the event that Recipient forfeits any or all of the unvested shares of Restricted Stock pursuant to Section 2.2, all of Recipient’s rights, title and interest with respect to such forfeited shares, including the right to receive any cash dividends accrued with respect thereto, shall automatically lapse and be of no further force or effect. Recipient hereby irrevocably designates and appoints the Secretary of the Company as Recipient’s agent and attorney in fact, to act for or on behalf of Recipient and in his or her name and stead, for the limited purpose of executing any documents and instruments to further evidence the forfeiture of the unvested shares and the transfer of such shares back to the Company.

2.4 Withholding Taxes. Recipient shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any vested shares of Common Stock covered by the Stock Award. Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash, received from a broker-dealer to whom Recipient has submitted a notice and irrevocable instructions to deliver to the Company proceeds from the sale of a portion of the shares subject to the Stock Award, (c) by delivery to the Company of other Common Stock owned by Recipient that is acceptable to the Company, valued at its then fair market value, and/or (d) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Stock Award with a fair market value equal to the amount of tax to be withheld.

Article III
MISCELLANEOUS

3.1 Entire Agreement. This Agreement and the Plan constitute the entire understanding of the parties with respect to the subject matter hereof and may be modified only by an agreement in writing signed by the parties.

3.2 Waiver of Breach. No waiver of a breach of any provision of this Agreement by either party shall be effective unless made expressly in writing, and no such waiver shall constitute or be construed as a waiver by such party of any future breach of the same or any other provisions of this Agreement.

3.3 Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall together constitute but one and the same agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Counterparts may be delivered via facsimile transmission and shall be treated as original counterparts for all purposes.

3.4 Insider Trading Policy. The sale or transfer of any vested shares of Common Stock subject to the Stock Award is subject to the provisions of the Company’s Insider Trading Policy, as in effect from time to time.

3.5 Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless otherwise set forth herein. A copy of the Plan is attached hereto and the terms of the Plan are hereby incorporated by reference.

3.6 Employment Status. This Agreement does not give Recipient the right to be retained as an employee of the Company.

3.7 Acceptance. The grant of the Stock Award is conditioned upon Recipient’s acceptance of this Agreement and Recipient’s return of an executed copy to the Treasurer of the Company within 30 days after receipt hereof.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

HOUSTON WIRE & CABLE COMPANY

By:
Its:

I acknowledge receipt of the Houston Wire & Cable Company 2006 Stock Plan, as amended (the “Plan”), and hereby accept the Stock Award set forth in this Agreement subject to all the restrictions, terms and conditions thereof. I agree to accept as binding, conclusive and final all decisions and interpretations of the Board or the Committee, each as defined in the Plan, regarding any questions arising under the Plan or this Agreement.

Dated:	RECIPIENT:

[NAME]